UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2006

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

157 Church Street, New Haven, Connecticut		06506
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number,
Including Area Code		(203) 499-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

At its March 27, 2006 meeting, the Compensation and Executive Development Committee of the Board of Directors (CEDC) of UIL Holdings Corporation (UIL Holdings) approved, among other actions, the following:

1.
The CEDC approved targets and measures for annual incentives to be paid in 2007 for 2006 performance under the UIL Holdings Senior Executive Incentive Compensation Program to Messrs. Nathaniel D. Woodson, James P. Torgerson and Richard J. Nicholas. The annual incentive awards will become payable if corporate performance goals related to earnings per share and cash flow are achieved.

2.
The CEDC approved targets and measures for annual incentives to be paid in 2007 for 2006 performance under the UIL Holdings Executive Incentive Compensation Program to Ms. Susan E. Allen and Ms. Deborah C. Hoffman and Mr. Gregory W. Buckis. The annual incentive awards will become payable if corporate performance goals related to earnings per share, cash flow and certain individual goals are achieved. The individual goals relate to leadership and performance measures applicable to the business units in which the executive officer has principal responsibility.

3.
The CEDC made performance share grants under the UIL Holdings Long-Term Incentive Program, or in the case of Messrs. Woodson and Nicholas, the UIL Holdings CEO/CFO Long-Term Incentive Program, as detailed below:

Name	Position	Target Number of Performance Shares Granted
Nathaniel D. Woodson	Chief Executive Officer	4,900
James P. Torgerson	President	9,300
Richard J. Nicholas	Executive Vice President and Chief Financial Officer	2,300
Gregory W. Buckis	Vice President and Controller	1,700
Susan E. Allen	Vice President Investor Relations, Corporate Secretary and Treasurer	1,700
Deborah C. Hoffman	Vice President Audit Services and Chief Compliance Officer	800

In general, the performance shares granted vest over the three-year period ending December 31, 2008. For Messrs. Woodson and Nicholas, the issuance of performance shares upon vesting, if any, will be based upon the achievement by UIL Holdings’ two business units, The United Illuminating Company (UI) and Xcelecom, Inc. (Xcelecom), of certain performance goals, over the three-year period ending December 31, 2008, with payment to Messrs. Woodson and Nicholas being based on the composite results of such programs weighted 80% and 20%, respectively. The performance measure relating to UI is based on the average annual return on equity. The performance measure relating to Xcelecom is based on earnings per share and cash flow. For Mr. Torgerson, the issuance of performance shares shall be based upon the achievement of certain UIL Holdings earnings per share and cash flow goals during 2006, with the resulting value, if any, being converted in 2007 into shares of restricted stock that will vest 50% on December 31, 2007 and 50% on December 31, 2008. For all of the other executives listed above other than Messrs. Woodson, Torgerson and Nicholas, the issuance of performance shares upon vesting, if any, will be based upon the achievement by UI of a goal relating to average annual return on equity for the three-year performance period ending on December 31, 2008. For all executives, the actual number of performance shares issued will be based on the level of performance achieved, but shall not exceed a pre-determined amount.

4.	The CEDC approved increases effective April 1, 2006 in the base salary for the following executive officers:
•	Mr. Woodson’s base salary increased to $682,500.
•	Mr. Nicholas’ base salary increased to $282,900.
•	Mr. Buckis’ base salary increased to $196,000.
•	Ms. Allen’s base salary increased to $194,400.
•	Ms. Hoffman’s base salary increased to $148,000.

Mr. Torgerson’s current salary approved by the CEDC on January 10, 2006 was not adjusted at this time.

5.
As previously noted in a Form 8-K filed on January 10, 2006, Mr. Torgerson’s employment agreement entitled him to an annual grant of restricted stock equal to the number of shares which result from dividing 15% of his base salary divided by the fair market value of UIL Holdings common stock on this date, but limited to no more than 2,000 shares per year, with each annual grant vesting ratably over a five year period. Based on the fair market value of UIL Holdings common stock, the CEDC approved a grant of 1,547 restricted shares.

In addition, as previously approved by the Board of Directors, an annual grant of 1,200 shares of restricted stock, was granted to each non-management member of the Board of Directors which will vest at the end of a three year period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION
Registrant

Date: 03/31/06	By /s/ Richard J. Nicholas
Richard J. Nicholas
Executive Vice President
and Chief Financial Officer